Exhibit 99.1
NEWS RELEASE
Timken Completes Sale of
Timken Latrobe Steel to The Watermill Group
and Hicks Holdings
     CANTON, Ohio – December 8, 2006 – The Timken Company (NYSE: TKR) today announced it completed the sale of its Latrobe Steel subsidiary in Latrobe, Pa., to a group of investors led by the Watermill Group, Hicks Holdings and Sankaty Advisors. Timken received approximately $215 million in cash, providing resources for general corporate purposes, including strategic growth initiatives and pension funding.
     “We are taking actions across our portfolio to increase the ability to generate consistent profitable growth,” said James W. Griffith, Timken president and chief executive officer. “We believe the divestment of Latrobe Steel will create new opportunities for us to invest in key industrial markets that have the potential to generate greater value for our shareholders over time.”
     Latrobe Steel manufactures and distributes specialty steel for the aerospace, high speed and tool and die markets.
     Steven E. Karol, founder and managing partner of the Watermill Group said, “Watermill has a long history of buying and helping businesses improve. Latrobe Steel is attractive to us due to its position in growing and profitable markets and a strong management team. Latrobe has manufacturing and distribution facilities that are up-to-date, well-maintained and which will support the company’s continued growth. We look forward to partnering with Hicks, Sankaty and local management in this endeavor.”
The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media & Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors

     In 2005, The Timken Company had sales of $5.2 billion with $1.6 billion, excluding intersegment sales, from the company’s Steel Group. Latrobe Steel sales, which have benefited from the strong aerospace and specialty steel markets, were $345 million or nearly 7 percent of the company’s overall sales. In accordance with applicable accounting principles, the results of Latrobe Steel will be reclassified to discontinued operations for 2006 and preceding years.
     For the first 9 months of this year, the estimated impact on the Steel Group is approximately $266 million in sales and approximately $42 million in EBIT. The sale will have a negative impact on Timken’s earnings in the near term.
     “As with our recent sale of the precision steel components business in Europe and our intention to exit the tubing business in the United Kingdom, the sale of Latrobe Steel reinforces our focus on the alloy steel business,” said Salvatore J. Miraglia, Jr., president of Timken’s Steel Group. “We invested in our alloy steelmaking capabilities during 2006, adding a new induction heat-treat line and expanding large bar capacity, and will continue to look for opportunities to strengthen our portfolio in this core area going forward.”
     Latrobe Steel has more than 800 associates across the United States, including approximately 530 in Latrobe, Pa. Timken purchased Latrobe Steel in 1975 in order to have direct access to its coil making capacity to support the company’s bearing manufacturing. In recent years, Timken’s declining demand for internally manufactured roller wire has decreased Latrobe Steel’s synergy with the company’s bearing business.
     “For more than 30 years, the associates at Latrobe Steel have been part of The Timken Company,” said Miraglia. “We are proud of this association and look forward to their continued growth under new ownership.”
     Latrobe Steel, headquartered in Latrobe, Pa, is a leading global producer and distributor of high quality, vacuum remelted specialty steels and alloys. Latrobe Steel offers a comprehensive line of high-speed steels, tool and die steels, and high strength aerospace related specialty steels and alloys for technical niche
The Timken Company

applications. Through its two primary business units, Latrobe Steel Manufacturing and Latrobe Steel Distribution, the company produces and distributes more than 300 grades of specialty steels for use in aerospace applications, high performance cutting tools, aluminum casting dies, extrusion and thread roll dies and other demanding applications.
About The Watermill Group
     The Watermill Group (www.watermill.com) is a private strategic investment firm that focuses on acquiring middle-market companies in which it can add value through strategic and operational guidance as well as investment capital. By leveraging 28 years of strategic, transactional and operating experience, Watermill helps its portfolio management teams thrive, to generate extraordinary returns for all stakeholders. Its principals have extensive expertise in manufacturing and value-added distribution, and differentiated services industries.
About Hicks Holdings LLC
     Hicks Holdings LLC, founded and chaired by Thomas O. Hicks, is a Dallas-based private investment firm that makes corporate acquisitions as well as owns and manages assets in sports and real estate. Hicks Holdings has a time tested team and strategy. The senior team has an average tenure of 12 1/2 years working with Mr. Hicks. The firm’s strategy is based on the “buy build” concept pioneered by Tom Hicks in the mid-1980s. Notable examples of the buy build strategy include Dr Pepper/7-Up, International Home Foods and Chancellor/Clear Channel.
About Sankaty Advisors
     Sankaty Advisors, LLC, the credit affiliate of Bain Capital, LLC, is one of the nation’s leading private managers of high yield debt obligations. With approximately $13 billion in assets, Sankaty invests in a wide variety of securities, including leveraged loans, high-yield bonds, stressed debt, distressed debt, mezzanine debt, structured products and equity investments. Through a variety of funds, Sankaty Advisors has the ability to invest in a company’s capital structure at every level from
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secured debt to equity, and can also provide capital to growing companies with unique financing needs.
About The Timken Company
     The Timken Company, (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including the company’s ability to determine appropriate investments for the funds received from the transaction. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, page 65, and in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The company undertakes no obligation to update or revise any forward-looking statement.
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The Timken Company